Exhibit 21.1

SUBSIDIARIES

1.  Wholly owned subsidiaries of First Mariner Bancorp

First Mariner Bank

FM Appraisals, LLC

Mariner Capital Trust II

Mariner Capital Trust III

Mariner Capital Trust IV

Mariner Capital Trust V

Mariner Capital Trust VI

Mariner Capital Trust VII

Mariner Capital Trust VIII

Mariner Finance, LLC

Hale Canton, LLC

Canton Borrowing, LLC

2.  Wholly owned subsidiaries of First Mariner Bank

First Mariner Mortgage Corporation (inactive)

Compass Properties, Inc.

First Mariner Financial Services, Inc. (inactive)

FMB Holdings, Inc. (inactive)

Canton Crossing II, LLC

3.  Wholly owned subsidiary of Canton Crossing II, LLC

Canton Crossing Borrower, LLC

4.  Wholly owned subsidiaries of Mariner Finance, LLC

Mariner Finance of Virginia, LLC

Mariner Finance Mortgage, LLC